SECURITIES PURCHASE AGREEMENT
AMENDMENT NO. 1

This Securities Purchase Agreement Amendment No. 1 (this “Amendment”) is dated as of the date of the last signature set forth on the signature page hereto, among Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”), and Vision Opportunity Master Fund, Ltd. (“Purchaser”).

WHEREAS, the Company and the Purchaser entered into a Securities Purchase Agreement on September 10, 2008 (the “Purchase Agreement”);

WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties hereto desire to amend certain provisions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendment.

1.1.           Amendment to Purchase Agreement.  Section 4.19 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“4.19.                      Employee Stock Option Plan.  Following the Closing, the Company shall establish an employee stock option plan (which may include provisions for the grant of options to directors and consultants), (i) under which plan no options may be granted the underlying shares of common stock of which would, in the aggregate, exceed 4,951,875 shares, and (ii) under which plan, during any 12-month period, no grantee may be granted options in the underlying shares of common stock of which would, in the aggregate, exceed 150,000 shares without first obtaining the written consent of Vision Opportunity Master Fund. Consent will not unreasonably be withheld”

2.           Miscellaneous.

2.1.           Entire Agreement.  This Amendment, together with the Purchase Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules; provided, however, that this Amendment supersedes section 4.19 of the Purchase Agreement.

2.2.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be provided in the manner specified in section 5.4 of the Purchase Agreement.

2.3.           Amendments; Waivers.  No provision of this Amendment may be waived, modified, supplemented, or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser holding at least a majority of the Preferred Stock (as defined by the Purchase Agreement) then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

2.4.           Headings.  The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

2.5.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Amendment or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger).  The Purchaser may assign any or all of its rights under this Amendment to any Person (as defined by the Purchase Agreement) to whom the Purchaser assigns or transfers any Securities (as defined by the Purchase Agreement), provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

2.6.           No Third-Party Beneficiaries.  This Amendment is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in section 4.10 of the Purchase Agreement.

2.7.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the provisions of section 5.9 of the Purchase Agreement.

2.8.           Execution.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

2.9.           Severability.  If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void, or unenforceable.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PREMIER POWER RENEWABLE ENERGY, INC.

By:	/s/ Dean Marks
Dean Marks
Chief Executive Officer

Date:	9/30/10

VISION OPPORTUNITY MASTER FUND, LTD.

By:	Adam Benowitz
Adam Benowitz
Director

Date:	9/30/10